Exhibit 99.1

Regency Energy Partners Closes Merger With PVR Partners

Substantially Expands Geographic Footprint in Marcellus, Utica and Granite Wash Supply Areas

Positions Regency as One of the Largest Independent Gas Gathering and Processing MLPs in the Country

DALLAS, March 21, 2014 – Regency Energy Partners LP (NYSE: RGP) and PVR Partners, L.P. (NYSE: PVR) today closed Regency’s previously announced acquisition of PVR. Regency acquired all of PVR’s outstanding units for a total purchase price of approximately $5.6 billion (based on Regency’s closing price of $26.70 per unit on March 20, 2014), including approximately $1.8 billion of assumed debt. In the merger, PVR unitholders received (on a per unit basis) 1.020 Regency common units and a one-time cash payment of $0.262 per unit (representing the difference between PVR’s annualized quarterly distribution immediately prior to the merger and 1.020 times Regency’s annualized quarter distribution immediately prior to the merger).

The combination creates a fully-integrated midstream partnership platform by further expanding Regency’s position in the Granite Wash in the Mid-Continent and adding a strong geographic footprint in the Marcellus and Utica Shales in the Appalachia Basin. This acquisition is expected to allow Regency to benefit from increased scale, enhanced geographic diversification and a growing, fee-based asset portfolio, while delivering additional appealing service options to customers. In addition, the high level of producer activity around the combined asset base positions Regency to capture additional upside from organic growth opportunities.

“This is a compelling, strategic opportunity for Regency, and we are excited to see this merger come together,” said Mike Bradley, president and chief executive officer of Regency. “The addition of PVR’s asset base in the Marcellus, Utica and Granite Wash supply areas provides Regency with diversification into attractive, high-growth regions, and also provides substantial opportunities for accretion through ongoing and proposed organic growth projects. These projects are expected to provide a platform for growth in EBITDA and DCF over the coming years, which we believe strengthens our long-term distribution outlook.”

“I would also like to thank PVR’s management team for their support in seeing this transaction through,” continued Bradley. “The combination of these assets and the addition of a talented employee base will further position Regency as one of the premier midstream service providers in the country.”

The PVR assets include a network of natural gas midstream pipelines and processing plants located principally in two prolific producing areas—the Marcellus and Utica shales in Appalachia and the Granite Wash in the Mid-Continent region—as well as coal and natural resource properties located in the Appalachian, Illinois and San Juan basins, which are leased to experienced operators in exchange for royalty payments.

Effective with the closing of the market yesterday, PVR ceased to be a publicly traded company and its common stock discontinued trading on the NYSE.

This release includes “forward-looking” statements. Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements. Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give any assurance that such expectations will prove to be correct. Forward-looking statements are subject to a variety of risks, uncertainties and assumptions. These risks and uncertainties include the risks that Regency’s other pending transactions may not be consummated or the benefits contemplated by this transaction or Regency’s other pending transactions may not be realized. Additional risks include: volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership’s ability to access capital to fund organic growth projects and acquisitions, including significant acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership’s use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership’s transactions, changes in commodity prices, interest rates, and demand for the Partnership’s services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, acts of terrorism and war, industry changes including the impact of consolidations and changes in competition, the Partnership’s ability to obtain required approvals for construction or modernization of the Partnership’s facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.

These and other risks and uncertainties are discussed in more detail in filings made by the Partnership with the Securities and Exchange Commission, which are available to the public. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, master limited partnership engaged in natural gas gathering and processing, transportation, contract compression and treating, crude oil gathering, water gathering and disposal, and natural gas liquids transportation, fractionation and storage. Regency’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, please visit Regency’s website at www.regencyenergy.com.

CONTACT:

Investor Relations:

Lyndsay Hannah

Regency Energy Partners

Manager, Finance & Investor Relations

214-840-5477

ir@regencygas.com

Media Relations:

Vicki Granado

Granado Communications Group

214-599-8785

vicki@granadopr.com

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